Ruth’s Hospitality Group, Inc. Reports Fourth Quarter 2008 Financial Results

HEATHROW, Fla.--(BUSINESS WIRE)--February 27, 2009--Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported unaudited results for its fourth quarter ended December 28, 2008. Highlights for the fourth quarter 2008 compared to the fourth quarter 2007 were as follows:

· Total revenue increased 12.1% to $99.8 million from $89.0 million, including $19.4 million from the Mitchell’s acquisition, which closed on February 19, 2008.

· Net loss of $60.7 million, or $2.60 per diluted share, compared to net income of $4.1 million, or $0.18 per diluted share in the prior year period.

· Net loss includes severance costs, impairment and restructuring costs, mark to market charge relating to interest rate swap agreements and discontinued operations expense.

Excluding these charges on a tax adjusted basis, the Company’s results would be $0.04 per diluted share.

· Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 18.5%, compared to a 5.6% decrease in 2007. Combined average weekly sales at Mitchell’s were $67.9 thousand compared to $80.8 thousand in the prior year quarter.· Food and beverage costs, as a percentage of restaurant sales, decreased approximately 50 basis points to 31.5%. This was primarily driven by favorable beef costs and modest price increases, partially offset by higher seafood, grocery, produce, and dairy costs.· Restaurant operating expenses, as a percentage of restaurant sales, increased approximately 700 basis points to 53.3%, with the majority of the increase due to de-leveraging as a result of weak comparable sales, as many of these expenses are fixed.· General and administrative expenses, as a percentage of total revenues, were approximately 240 basis points lower to 5.8%, primarily due to the corporate reorganization completed in late October.

· Depreciation and amortization expenses, as a percentage of total revenues, were 90 basis points higher at approximately 4.5% of total revenues.

Michael P. O'Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc., said, "Despite the unprecedented environment, we continued to make strategic progress for the period. Specifically, we were able to effectively reduce both corporate and operating expenses which combined with favorable beef costs, led to operating earnings per share of $0.04, excluding the aforementioned fourth quarter charges. These operating earnings were in excess of our previously communicated guidance. Year to date we’ve also made meaningful progress in other areas, most notably the added flexibility we’ve gained from our amended bank agreement.” Mr. O’Donnell continued, “As we look forward to the 2009 fiscal year, we are committed to making the tough decisions that will continue to strengthen our financial status and enhance our competitive position. Ultimately, we have a flagship brand that has withstood numerous down cycles and I believe we are doing what’s required to stabilize the business until the economy turns”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, increased 12.1% to $99.8 million in the fourth quarter of 2008 compared to $89.0 million in the fourth quarter of 2007.

Company-owned restaurant sales grew 14.2% to $96.9 million for the fourth quarter of 2008 from $84.8 million for the period last year. This was primarily the result of a 48% increase in total restaurant operating weeks to 1,138 from 769 (including 286 operating weeks related to the Mitchell’s acquisition for which there is no comparison in the fourth quarter of 2007). Restaurant sales generated by Mitchell’s were $19.4 million during the fourth quarter of 2008.

Average weekly sales for Ruth’s Chris Steak House were $90.9 thousand in the fourth quarter of 2008 compared to $110.3 thousand in the fourth quarter of 2007. Combined average weekly sales at Mitchell’s were $67.9 thousand compared to $80.8 thousand in the prior year quarter. The Company will consider restaurants acquired through the Mitchell’s acquisition to be comparable in the second quarter of 2009.

For the fourth quarter of 2008, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 18.5%. Comparable sales consisted of an average check decrease of 2.2%, driven by menu mix shifts, as well as an entrée reduction of 16.7%.

Franchise income decreased 22.6% to $3.0 million from $3.9 million in the fourth quarter of 2007. This decrease was driven primarily by a $0.5 million reduction in franchise fees combined with the impact of a decline in blended comparable franchise-owned restaurant sales of 19.0%.

Operating loss was $86.5 million in the fourth quarter of 2008, including severance, impairment and restructuring charges of $90.2 million, versus operating income of $8.1 million in the same period last year. Net loss was $60.7 million in the fourth quarter of 2008, or $2.60 per diluted share, compared to net income of $4.1 million, or $0.18 per diluted share, in the fourth quarter of 2007.

Charges due to severance, impairment and restructuring were approximately $90.2 million and included approximately $2.2 million in severance charges; $32.2 million in FAS 144 non-cash charges for existing restaurants and corporate facilities; $49.1 million in FAS 142 non-cash impairment charges of goodwill, franchise rights, and trademark evaluation; and $6.7 million in development cost reserves for 2009. Additionally, the Company recorded a $0.9 million charge for a mark to market adjustment relating to interest rate swap agreements, and a net of tax charge of $0.5 million for discontinued operations. On a tax adjusted basis, these items represent a loss of $2.64 per diluted share in the fourth quarter.

Financial Outlook

Based on current information, Ruth’s Hospitality Group is providing the following outlook for 2009:

·	Three to five Ruth’s Chris Steak House franchise openings, there will be no Company-
owned restaurant development this year
·	Cost of goods sold are anticipated to be 31% to 32% of sales
·	General & Administrative expenses of $22.5 million to $24 million
·	An effective tax rate of approximately 24% to 26%
·	Capital expenditures of $10 million to $12 million
·	Diluted weighted average common shares outstanding of approximately 23.5 million

Conference Call

The Company will host a conference call to discuss fourth quarter 2008 financial results Friday, February 27, 2009 at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chief Executive and President, and Bob Vincent, Executive Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-204-4520 or for international callers by dialing 913-312-1296. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 9495330. The replay will be available until March 6, 2009. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH - News) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards,

please	visit:	www.RuthsChris.com,	www.MitchellsFishMarket.com,
www.MitchellsSteakhouse.com		and www.Camerons-Steakhouse.com. For more information
about Ruth’s Hospitality Group, please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ending	Ending	Ending	Ending
	December 30,	December 28,	December 30,	December 28,
	2007	2008	2007	2008

Revenues:
Restaurant sales	$84,831	$96,871	$303,658	$390,441
Franchise income	3,878	3,002	12,896	12,703
Other operating income	305	(67)	2,617	2,641

Total revenues	89,014	99,806	319,171	405,785
Costs and expenses:
Food and beverage costs	27,108	30,500	97,432	122,974
Restaurant operating expenses	39,304	51,659	141,477	200,078
Marketing and advertising	2,218	2,875	8,447	13,819
General and administrative costs	7,271	5,790	25,111	29,429
Depreciation and amortization expenses	3,198	4,507	12,010	17,031
Pre-opening costs	1,704	418	5,020	2,869
Hurricane and relocation costs, net of
insurance proceeds	-	-	(3,478)	-
Loss on impairment	-	81,273	-	81,273
Restructuring	-	8,926	-	8,926
Loss on the disposal of property and equipment, net	121	406	1,229	508

Operating income (loss)	8,090	(86,548)	31,923	(71,122)
Other income (expense):
Interest expense	(2,269)	(3,433)	(5,956)	(10,334)
Other	156	105	724	868

Income (loss) from continuing operations
before income tax expense (benefit)	5,977	(89,876)	26,691	(80,588)
Income tax expense (benefit)	1,851	(29,814)	8,541	(27,395)

Income (loss) from continuing operations	4,126	(60,062)	18,150	(53,193)

Discontinued operations, net of income tax expense (benefit)	(13)	589	4	690

Net income (loss) available to common shareholders	$4,139	$(60,651)	$18,146	$(53,883)

Basic earnings (loss) per share:
Continuing operations	$0.18	$(2.57)	$0.78	$(2.28)
Discontinued operations	-	(0.03)	-	(0.03)

Basic earnings (loss) per share	$0.18	$(2.60)	$0.78	$(2.31)

Diluted earnings (loss) per share:
Continuing operations	$0.18	$(2.57)	$0.78	$(2.28)
Discontinued operations	-	(0.03)	-	(0.03)

Diluted earnings (loss) per share	$0.18	$(2.60)	$0.78	$(2.31)

Shares used in computing net income (loss) per common share:
Basic	23,212,922	23,371,049	23,206,864	23,308,906

Diluted	23,392,397	23,371,049	23,399,446	23,308,906

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(dollar amounts in thousands)
	December 30,	December 28,
	2007	2008

Cash and cash equivalents	$12,311	$3,876
Total assets	260,278	293,519
Long-term debt	96,750	160,250
Total shareholders' equity	88,067	37,142